Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-93088 and 333-123234) pertaining to the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan of our report dated June 26, 2008, with respect to the financial statements of the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 26, 2008